Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
JohnsonFamily Funds, Inc.:

We consent to the use of our report dated December 19, 2006, with respect to the financial statements of JohnsonFamily Large Cap Value Fund, JohnsonFamily Small Cap Value Fund, JohnsonFamily International Value Fund, and JohnsonFamily Intermediate Fixed Income Fund, each a series of JohnsonFamily Funds, Inc. as of October 31, 2006, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 23, 2007